Exhibit 21.1

SUBSIDIARIES OF PACIFIC DRILLING S.A.

Entity	Jurisdiction of Formation
Pacific Drilling do Brasil Investimentos Ltda.	Brazil
Pacific Drilling do Brasil Serviços de Perfuração Ltda	Brazil
Pacific Drilling Services Pte. Ltd.	Singapore
Pacific International Drilling West Africa Ltd.	Nigeria
Pacific Drilling Netherlands Coöperatief U.A.	The Netherlands
Pacific Drilling N.V.	Curacao
Pacific Drilling Administrator Ltd.	British Virgin Islands
Pacific Deepwater Construction Limited	British Virgin Islands
Pacific Drilling International Ltd.	British Virgin Islands
Pacific Drilling Manpower Ltd.	British Virgin Islands
Pacific Drilling Operations Limited	British Virgin Islands
Pacific Drilling South America 1 Limited	British Virgin Islands
Pacific Drilling South America 2 Limited	British Virgin Islands
Pacific Drilling V Limited	British Virgin Islands
Pacific Drilling VI Limited	British Virgin Islands
Pacific Bora Ltd.	Liberia
Pacific Mistral Ltd.	Liberia
Pacific Santa Ana Ltd.	Liberia
Pacific Scirocco Ltd.	Liberia
Pacific Drilling Limited	Liberia
Pacific Drilling, Inc.	USA, Delaware
Pacific Drilling International, LLC	USA, Delaware
Pacific Drilling Services, Inc.	USA, Delaware
Pacific Drillship SARL	Luxembourg
Pacific Drilling (Gibraltar) Limited	Gibraltar